As filed with the Securities and Exchange Commission on October 24, 2008

Registration No. 333-149455

Registration No. 333-142624

Registration No. 333-132534

Registration No. 333-126307

Registration No. 333-113718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149455

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142624

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126307

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-113718

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERCICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0042539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(650) 624-4900

(Address of principal executive offices, including zip code)

2002 Stock Plan

2002 Executive Stock Plan

2004 Stock Plan

2004 Employee Stock Purchase Plan

(Full titles of the plans)

Richard King

President

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(650) 624-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Suzanne Sawochka Hooper, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650) 843-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Tercica, Inc. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its 2002 Stock Plan, 2002 Executive Stock Plan, 2004 Stock Plan and 2004 Employee Stock Purchase Plan previously registered by the Registrant pursuant to the following registration statements:

•	Registration Statement on Form S-8 (No. 333-149455) registering 1,375,000 shares of Common Stock, filed with the Securities and Exchange Commission on February 29, 2008;

•	Registration Statement on Form S-8 (No. 333-142624) registering 1,375,000 shares of Common Stock, filed with the Securities and Exchange Commission on May 4, 2007;

•	Registration Statement on Form S-8 (No. 333-132534) registering 1,375,000 shares of Common Stock, filed with the Securities and Exchange Commission on March 17, 2006;

•	Registration Statement on Form S-8(No. 333-126307) registering 1106,813 shares of Common Stock, filed with the Securities and Exchange Commission on June 30, 2005; and

•

Registration Statement on Form S-8 (No. 333-113718) registering 3,359,560 shares of Common Stock, filed with the Securities and Exchange Commission on March 18, 2004, as amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on June 30, 2005.

(collectively, the “Registration Statements”).

On October 16, 2008, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of June 4, 2008 (the “Merger Agreement”), by and among the Registrant, Beaufour Ipsen Pharma, a société par actions simplifiée organized under the laws of France (the “Purchaser”), and Tribeca Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”). Pursuant to the Merger Agreement, at 4:01 pm (Eastern) on October 16, 2008 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser and its affiliates (the “Merger”).

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Purchaser and its affiliated entities) was cancelled and converted into the right to receive $9.00 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the Effective Time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on this 22nd day of October, 2008.

TERCICA, INC.

By:	/s/ Richard King
Richard King
President

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard King Richard King	President (Principal Executive Officer)	October 22, 2008

/s/ Erwan Le Gall Erwan Le Gall	Treasurer and Director (Principal Accounting and Financial Officer)	October 22, 2008

/s/ Christophe Jean Christophe Jean	Director	October 23, 2008

/s/ Patrick Merat Patrick Merat	Director	October 23, 2008

/s/ Jacques Pierre Moreau Jacques Pierre Moreau	Director	October 24, 2008

/s/ John A. Scarlett John A. Scarlett, M.D.	Director	October 23, 2008

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